                                      Exhibit 10.10

February 13, 2012

James R. Van Horn
41 Normandie Place
Cranford, NJ 07016

Dear Jim:

In accordance with our recent conversation, I wanted to confirm in writing Presstek’s commitment to pay you now a minimum bonus for fiscal year 2012, subject to your agreement to repay to the Company the net amount of the bonus in the event that you leave the Company voluntarily on or prior to March 15, 2013 (the “Retention Date).

Presstek hereby agrees to pay to you a retention bonus in the amount of $50,000 (the “Bonus).  The Bonus shall be payable to you within ten business days of the date of this letter.  You hereby agree that in the event that you leave the Company voluntarily prior to the Retention Date, then you shall repay to the Company the net after-tax amount of the Bonus within ten days of your termination of employment (the “Repayment Obligation”).  In the event that there is a Change in Control of the Company, as defined in your employment agreement, dated September 30, 2010, then the Repayment Obligation shall be immediately cancelled and you shall be entitled to retain the Bonus.

Jim, you are a key member of the management team and I look forward to working with you.  Thank you for your leadership and continued commitment to the success of Presstek.  If you agree with the terms of the Bonus payment set forth above, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/ Stan Freimuth
Stan Freimuth
Chairman, President and CEO

Agreed: /s/ James R. Van Horn
James R. Van Horn